Exhibit 2.3

OMNIBUS AMENDMENT
TO ASSET PURCHASE AGREEMENT
AND OPERATIVE DOCUMENTS

THIS OMNIBUS AMENDMENT, dated as of April 28, 2006 (this “Amendment”), is between BioSource America, Inc., a Texas corporation (the “Buyer”), Nova Oil, Inc., a Nevada corporation (“Nova”), BioSource Fuels, LLC, a Wisconsin limited liability company (the “Seller”), and the members of the Seller and their respective assignees as set forth on the signature page hereto (collectively, the “Members”). Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).

RECITALS

A.            The Buyer and the Seller entered into that certain Asset Purchase Agreement, dated as of February 7, 2006 (the “Purchase Agreement”), pursuant to which the Buyer purchased substantially all the assets of the Seller in consideration of the payment of the Purchase Price (as defined therein), which is payable in installments as set forth therein. Pursuant to Section 2.2(b) of the Purchase Agreement, the Buyer has paid the first installment of $1,000,000.00 in cash at Closing.

B.            In connection with the closing of the Purchase Agreement, the Buyer and the Seller entered into (i) the Security Agreement, dated as of February 10, 2006 (the “Security Agreement”), (ii) the Patent Security Agreement, dated as of February 17, 2006 (the “Patent Security Agreement”), (iii) the Collateral Assignment, dated as of February 17, 2006 (the “Collateral Assignment”), (iv) a promissory note in favor of the Seller, dated as of February 10, 2006 (the “Note”), (v) the Registration Rights Agreement, dated as of February 17, 2006 (the “Registration Rights Agreement”), and (vi) other agreements ancillary to the transactions contemplated by the Purchase Agreement (the Security Agreement, the Patent Security Agreement, the Collateral Assignment, the Note, the Registration Rights Agreement and such other agreements are collectively referred to herein as the “Operative Documents”).

C.            On March 31, 2006, the Buyer completed a share exchange with Nova (“Nova”), pursuant to which the shareholders of Buyer exchanged their shares of common stock of Buyer for shares of common stock of Nova (the “Nova Common Stock”) and the Buyer became a wholly-owned subsidiary of Nova.

D.            Nova is a public reporting company under Section 13 of the Securities Exchange Act of 1934, as amended, and shares of Nova Common Stock are quoted on the Nasdaq Over-the-Counter Bulletin Board System.

E.             The parties reached a verbal agreement on April 28, 2006 to amend the Purchase Agreement and the Operative Documents to provide for the payment of the remaining portion of the Purchase Price in full by issuance of 1,333,333 shares of Nova Common Stock and desire to document such verbal agreement to make corresponding amendments to the Operative Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendment to Purchase Agreement.

Section 2.2 of the Purchase Agreement is hereby amended to add the following provision:

(h)           The Buyer’s obligations to make the payments of the Purchase Price described in Sections 2.2(c), (d) and (e) may be made by causing the issuance of stock certificates representing 1,333,333 shares of the common stock of Nova Oil, Inc., a Nevada corporation, to the Seller or, if directed by the Seller, to the Seller’s assignees in such amounts (not to exceed 1,333,333 shares in the aggregate) as specified by the Seller, whereupon the Purchase Price will have been deemed to have been paid in full.

2.             Amendment to Note.

Upon issuance of the shares of Nova Common Stock described in Section 1 of this Amendment, the Note shall be deemed to have been paid-in-full and the Seller (and its assigns) shall have no further rights to payment thereunder. The Seller shall immediately mark such Note as paid-in-full and surrender the original of such Note to the Buyer.

3.             Amendment to Registration Rights Agreement.

The Registration Rights Agreement is hereby amended to delete and replace clause (a) of the definition of “Registrable Securities”) with the following:  “(a) the shares of common stock of Nova Oil, Inc., a Nevada corporation, issued to the Shareholder pursuant to Section 2.2(h) of the Purchase Agreement”. References to “the Company” in the Registration Rights Agreement shall be deemed to be references to Nova.

The Registration Rights Agreement is hereby further amended by revising and restating Section 2(d) as follows:

(d)           Nothing in this Section 2 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 2(a) or to withdraw such registration statement subsequent to its filing and prior to the later of its effectiveness or the release of the Registrable Securities for public offering by the managing underwriter, in the case of an underwritten public offering, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.The Registration Rights Agreement is hereby further amended to add the following as Section 2(e):

(e)           In addition to the foregoing, the Company will, no later than July 31, 2006, prepare and file with the SEC a Registration Statement for the registration of the offer and resale by the Holders of all Registrable Securities held by such Holders. The Company will use its best efforts to cause such Registration Statement to become effective as promptly as practicable in accordance with the provisions of Section 4 of this Agreement.

4.             Purchase Agreement.

Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect from and after the date hereof.

5.             Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller that it is a corporation validly existing under the laws of the State of Texas, it has all corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, the execution and delivery of this Amendment and the performance of the transactions contemplated hereby have been duly authorized by the Buyer and do not and will not, with or without the giving of notice or the passage of time, breach or violate the Buyer’s Articles of Incorporation or Bylaws, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which the Buyer is a party or by which the Buyer or its assets are bound or affected and this Amendment is a valid and binding agreement of the Buyer enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and by general equitable principles.

6.             Representations and Warranties of the Seller and the Members.

The Seller hereby represents and warrants to the Buyer that it is a limited liability company validly existing under the laws of the State of Wisconsin, it has all LLC power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, the execution and delivery of this Amendment and the performance of the transactions contemplated hereby have been duly authorized by the Seller and do not and will not, with or without the giving of notice or the passage of time, breach or violate the Seller’s Certificate of Formation or Operating Agreement, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which the Seller is a party or by which the Seller or its assets are bound or affected and this Amendment is a valid and binding agreement of the Seller enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and by general equitable principles.

The Seller and the Members hereby further represent and warrant, severally and not jointly as to itself only, to the Buyer and to Nova as follows:

Each of the Seller and the Members acknowledges that the shares of Nova Common Stock are restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), and represents that it, to the extent it is acquiring shares of Nova Common Stock, (i) is acquiring the shares of Nova Common Stock for its own account without a view to distribution within the meaning of the Securities Act; (ii) has obtained or received from Nova its filings with the Securities and Exchange Commission and all other information that it has deemed necessary to make an informed investment decision with respect to an investment in Nova in general and the shares of Nova Common Stock in particular; (iii) is financially able to bear the economic risks of an investment in Nova; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the Nova Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Nova Common Stock. Each of the Seller and the Members understands and agrees that the certificates evidencing the shares of Nova Common Stock shall bear the restrictive legend pertaining to Rule 144 under the Securities Act set forth below and that the shares of Nova Common Stock will not be transferable except in accordance with applicable rules and regulations of the Securities and Exchange Commission.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY APPLICABLE STATE

SECURITIES LAW, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, PURSUANT TO THE PROVISIONS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 OR WITHOUT AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT NEITHER REGISTRATION UNDER THE SECURITIES ACT OF 1933 NOR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW IS REQUIRED.

7.             Miscellaneous.

(a)   Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Wisconsin, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Wisconsin.

(b)   Assignment; Successors. This Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including the Members.

(c)   Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(d)   Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e)   Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

(f)    Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BIOSOURCE AMERICA, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

BIOSOURCE FUELS, LLC

By:	/s/ Jerome King
Jerome King
Representative of Kenosha Beef International, Ltd.
Managing Member

MEMBERS:

/s/ Ed Meyer
Ed Meyer

/s/ John Meyer
John Meyer

/s/ John Meyer , Jr.
John Meyer, Jr.

/s/ Mike Langenhorst
Mike Langenhorst

/s/ Robert Pfeil
Robert Pfeil

/s/ Michael Marquardt
Michael Marquardt

/s/ Jerome King
Jerome King

For purposes of Section 3:
NOVA OIL, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer